STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT, dated as of December 16, 2009, is between Facet Biotech Corporation, a Delaware corporation (the “Company”), and The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman (collectively, the “Baupost Entities”).

RECITALS:

WHEREAS, as of the date hereof, the Baupost Entities Beneficially Own (as defined below) an aggregate of 3,506,875 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), including the associated rights to purchase shares of Series A Preferred Stock of the       Company (“Rights”) issued pursuant to the Rights Agreement (as defined below), which represents approximately 14.0% of the shares of Common Stock outstanding as of the date hereof;

WHEREAS, pursuant to the terms of the Rights Agreement, the Rights will become exercisable under certain circumstances, including if a person becomes an Acquiring Person (as defined in the Rights Agreement) by acquiring Beneficial Ownership (as defined below) of 15% or more of the outstanding shares of Common Stock; and

WHEREAS, the Baupost Entities desire to have the ability to purchase additional shares of Common Stock and have requested that the Company amend the terms of the Rights Agreement so as to permit the Baupost Entities to purchase such shares without causing the Rights to become exercisable, and the Board has determined that it is in the best interest of the Company’s stockholders to enter into such an amendment;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE  I

DEFINITIONS

Section 1.1.       Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Acquiring Person” shall have the meaning set forth in the Rights Agreement.

“Affiliate” and “Associate” shall have the meaning set forth in the Rights Agreement.

“Agreement” shall mean this Stockholders Agreement as it may be amended, supplemented, restated or modified from time to time in accordance with the terms hereof.

“Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” shall have the meaning set forth in the Rights Agreement.

“Board” shall mean the Company’s board of directors.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or San Francisco, California.

“Baupost Group” shall mean the Baupost Entities, and all Affiliates and Associates of the Baupost Entities.

“Baupost Ownership Percentage” shall mean, at any time, the percentage of the outstanding shares of Common Stock Beneficially Owned by the Baupost Group.

“Common Stock” shall have the meaning set forth in the Recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

“Effective Date” shall have the meaning set forth in Section 2.1.

“Exempted Shares” shall have the meaning set forth in Section 2.2.

A Person shall be deemed the “Full Owner” of, shall be deemed to “Fully Own” and shall be deemed to have “Full Ownership” of, any securities if such Person not only Beneficially Owns such securities but also owns all economic and pecuniary interest in such securities and retains all voting rights (other than the proxy granted to the Company pursuant to this Agreement), with there being no hedging transaction, derivative transaction or other transaction resulting in any form of synthetic ownership of such securities by any other Person (other than broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stock approved for trading by the appropriate federal government authority).

“Grantee” shall have the meaning set forth in Section 3.2.

“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any group pursuant to Section 13(d)(3) of the Exchange Act comprised of two or more of the foregoing.

“Proportionate Voting” shall have the meaning set forth in Section 3.1.

“Recommended Voting” shall have the meaning set forth in Section 3.1.

“Rights” shall have the meaning set forth in the Recitals.

“Rights Agreement” shall mean the Rights Agreement, dated as of September 7, 2009, between the Company and Mellon Investor Services LLC, as Rights Agent, as it may be amended, supplemented, restated or modified from time to time in accordance with the terms hereof and thereof, or any successor rights agreement adopted substantially concurrently with the termination thereof or with the redemption of the Rights.

“Rights Amendment” shall have the meaning set forth in Section 2.1.

“Subject Shares” shall mean as of a given date that number of shares of Common Stock, if any, by which the aggregate Beneficial Ownership by the Baupost Group of shares of Common Stock exceeds fifteen percent (15%) of the outstanding shares of Common Stock on such date.

“Transfer” shall mean, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Common Stock or any interest in any Common Stock, including by tendering (or announcing an intention to tender) into any tender offer, regardless of whether such Common Stock or interest is purchased pursuant to such tender offer. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate or Associate of any Baupost Entity or the Baupost Entity’s interest in an Affiliate or Associate that Beneficially Owns shares of Common Stock.

Section 1.2.       Methodology for Calculations. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including any calculation for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act as in effect on the date hereof.

ARTICLE  II

ACQUISITION OF EXEMPTED SHARES

Section 2.1.       Amendment of Rights Agreement. If the Rights are still then redeemable pursuant to Section 23 of the Rights Agreement, the Company agrees to adopt an amendment to the Rights Agreement in the form attached as Exhibit A hereto (the “Rights Amendment”) as soon as practicable after execution hereof, and in any event within one (1) Business Day of the date of this Agreement (the date of effectiveness of such Rights Amendment, the “Effective Date”), which Rights Amendment will provide that the acquisition by the Baupost Entities of the Exempted Shares, subject to the terms and conditions provided herein and in the Rights Amendment, will not result in any Baupost Entity becoming an Acquiring Person.

Section 2.2.       Exempted Shares Definition(a). The “Exempted Shares” (a) shall consist of one share less than such number as would result in a Baupost Ownership Percentage of twenty percent (20%) and (b) must (i) consist solely of shares of Common Stock, and not include any common stock equivalents or derivative securities and (ii) be Fully-Owned by the Baupost Entities.

ARTICLE  II

VOTING

Section 3.1.       Voting. Each of the Baupost Entities hereby irrevocably and unconditionally agrees that during the term of this Agreement, so long as the Baupost Ownership Percentage is equal to or greater than fifteen percent (15%), at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, each Baupost Entity shall, and shall cause all Affiliates and Associates which Beneficially Own any Subject Shares to, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Subject Shares are entitled to vote thereon or consent thereto, vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Subject Shares as to which such Baupost Entity controls the right to vote either (i) in the same proportion as the stockholders of the Company other than the Baupost Group vote with respect to such matter (voting in such manner, “Proportionate Voting”) or (ii) in accordance with the recommendation of the Board to the stockholders of the Company with respect to such matter (voting in such manner, “Recommended Voting”). All Subject Shares must be voted in Proportionate Voting or Recommended Voting as provided in this Section 3.1, with the Baupost Entities having the right to make the election between Proportionate Voting and Recommended Voting, provided that if no such election is made by the Baupost Entities, Proportionate Voting shall apply. The obligations of the Baupost Entities specified in this Section 3.1 shall apply whether or not any action is recommended by the Board.

Section 3.2.       Irrevocable Proxy(a). Each of the Baupost Entities hereby irrevocably appoints as its proxy, Andrew Guggenhime and Francis Sarena, in their respective capacities as officers of the Company, and any individual who shall hereafter succeed to any such officer of the Company, and any other Person designated in writing by the Company (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents solely with respect to the Subject Shares in accordance with Section 3.1 hereof and, in the discretion of the Grantees, with respect to any proposed adjournments of any annual or special meetings of the stockholders of the Company.  This proxy is coupled with an interest and shall be irrevocable, and each of the Baupost Entities will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by any Baupost Entity with respect to the Subject Shares that would otherwise conflict with the proxy granted by this Section 3.2. The Company may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Baupost Entities.  Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 3.2 shall terminate and be of no further force and effect upon valid termination of this Agreement in accordance with Section 4.2 hereof. Each Baupost Entity hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Any Baupost Entity that is not the record owner of the Subject Shares of which it is the Beneficial Owner shall use reasonable efforts to cause the record owner of such Subject Shares to execute and deliver an irrevocable proxy conforming to the provisions of this Section 3.2.

Section 3.3.       Quorum. The Baupost Entities shall be under no obligation with respect to any shares of Common Stock that it Beneficially Owns, other than the Subject Shares as provided in Section 3.1, to be present in person or represented by proxy at any meetings of securityholders of the Company or to vote such shares of Common Stock.

ARTICLE  IV

MISCELLANEOUS

Section 4.1.       Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 4.2.       Termination

(a)     This Agreement shall automatically terminate upon the earlier of (i) expiration of the Rights Agreement or (ii) redemption of the Rights by the Company except in connection with the substantially concurrent adoption of a successor rights agreement.

(b)     Nothing in this Section 4.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 4.3.       Ownership Information. The Baupost Entities shall deliver to the Company promptly (but in no event more than two (2) Business Days) after any Transfer of shares of Common Stock, an accurate written report specifying the shares of Common Stock Transferred in such transaction and the number of shares of Common Stock owned by the Baupost Group after giving effect to such transaction; provided, however, that no such report need be delivered with respect to any Transfer of shares of Common Stock by the Baupost Group that is reported in a statement on Schedule 13D or a Form 4 filed with the Securities and Exchange Commission and delivered to the Company by the Baupost Entities in accordance with Section 13(d) or Section 16 of the Exchange Act, as applicable. The Company shall be entitled to rely on the most recently delivered report, statement on Schedule 13D, Form 4 or other notice for all purposes of this Agreement, unless the Baupost Entities shall have updated such information by delivery of a subsequent report, statement on Schedule 13D, Form 4 or notice.

Section 4.4.       Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 4.5.       Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 4.6.       Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Rights Amendment and the Rights Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of the Baupost Entities under any other agreement with the Company, the terms of this Agreement shall govern.

Section 4.7.       Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 4.8.       Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 4.9.       Remedies. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 4.10.       Notices. Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, sent by reputable overnight courier service (charges prepaid), sent by facsimile to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or (iii) upon confirmation of receipt, if sent by fax.

If to the Company:

Facet Biotech Corporation
1500 Seaport Boulevard
Redwood City, CA 94063

Attention: General Counsel
Fax: 650-454-2000

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street
Palo Alto, CA 94304
Attention:     Richard Capelouto
     Kirsten Jensen
Fax: 650-251-5002

If to the Baupost Entities:

The Baupost Group, L.L.C.
10 St. James Avenue, Suite 1700
Boston, Massachusetts 02116
Attention: Scott A. Stone
Fax: 617-451-7337

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attention: Gregory D. Sheehan, Esq.
Facsimile: 617-951-7050

Section 4.11.       Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects by the laws of the State of Delaware. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought only in the Court of Chancery of the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate court therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in such court and that any such Dispute which is brought in such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.10 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.12.       Change in Law, Etc.  In the event any law, rule or regulation comes into force or effect (including by amendment) which conflicts with the terms and conditions of this Agreement, or any court of competent jurisdiction shall issue a final, non-appealable order invalidating or enjoining the performance of any provision hereof, the parties shall negotiate in good faith to revise this Agreement to achieve the parties’ intention set forth herein.

Section 4.13.       Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof “, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and Exhibit references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

FACET BIOTECH CORPORATION

By:
Name:
Title:

THE BAUPOST GROUP, L.L.C.

By:      /s/ Seth A. Klarman
Name:     Seth A. Klarman
Title:     President

SAK CORPORATION

By:      /s/ Seth A. Klarman

Name:     Seth A. Klarman
Title:     President

     /s/ Seth A. Klarman

Seth A. Klarman

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”) is entered into as of December 16, 2009 by and between Facet Biotech Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Right Agent (the “Rights Agent”).

RECITALS:

WHEREAS, the Company and the Rights Agent have previously entered into a Rights Agreement dated as of September 7, 2009, as amended on December 15, 2009 (the “Agreement”; capitalized terms used but not defined herein shall have the meaning set forth in the Agreement);

WHEREAS, pursuant to Section 27 of the Agreement, for so long as the Rights are redeemable, the Company may in its sole and absolute discretion amend any provision of the Agreement in any respect without the approval of any holders of the Rights, as evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, as of the date hereof, the Rights are redeemable; and

WHEREAS, the Board of Directors has deemed it fair, desirable and in the best interests of the Company and its stockholders to allow the acquisition by certain existing Company stockholders of additional shares of Common Stock without any such stockholder becoming an Acquiring Person, and to amend the Agreement accordingly as set forth below to permit such transaction, and has duly authorized any officer of the Company to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged), the parties hereto agree as follows:

1.     Amendment of Section 1(a) of the Agreement. The definition of “Acquiring Person” in Section 1(a) of the Agreement is hereby amended and supplemented by amending and restating the last two sentences thereof in their entirety and replacing them with the following three sentences:

“Notwithstanding anything contained in this Section 1(a) to the contrary, solely in the case of any Person who is one of the BVF Entities (as defined below) and with respect to no other Person: (A) a reference to “20%” shall be substituted for each reference to “15%” in the foregoing provisions of this Section 1(a), so as to permit the Beneficial Ownership of up to 20% of the Common Stock of the Company by such BVF Entities pursuant to, and only if the BVF Entities are acting in compliance with, the terms of the Stockholders Agreement, dated as of December 15, 2009 between the Company and the BVF Entities and (B) in the event that the BVF Ownership Percentage is greater than 15% and less than 20%, in the event of any Transfer (as defined below) by a BVF Entity, upon the occurrence of any such Transfer such references shall automatically be deemed replaced by references to the then-current BVF Ownership Percentage plus one share of Common Stock, solely to the extent such then-current BVF Ownership Percentage is both lower than the previously applicable BVF Ownership Percentage and less than 20%, unless and until such then-current BVF Ownership Percentage is less than 15%, at which time all such references shall revert to “15%” and no additional changes shall be made pursuant to this clause (B). Notwithstanding anything contained in this Section 1(a) to the contrary, solely in the case of any Person who is one of the Baupost Entities (as defined below) and with respect to no other Person: (A) a reference to “20%” shall be substituted for each reference to “15%” in the foregoing provisions of this Section 1(a), so as to permit the Beneficial Ownership of up to 20% of the Common Stock of the Company by such Baupost Entities pursuant to, and only if the Baupost Entities are acting in compliance with, the terms of the Stockholders Agreement, dated as of December 16, 2009 between the Company and the Baupost Entities and (B) in the event that the Baupost Ownership Percentage is greater than 15% and less than 20%, in the event of any Transfer (as defined below) by a Baupost Entity, upon the occurrence of any such Transfer such references shall automatically be deemed replaced by references to the then-current Baupost Ownership Percentage plus one share of Common Stock, solely to the extent such then-current Baupost Ownership Percentage is both lower than the previously applicable Baupost Ownership Percentage and less than 20%, unless and until such then-current Baupost Ownership Percentage is less than 15%, at which time all such references shall revert to “15%” and no additional changes shall be made pursuant to this clause (B). For purposes of this definition: “BVF Entities” shall mean Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners L.P., BVF Inc. and Mark N. Lampert; “BVF Ownership Percentage” means, at any time, the percentage of the outstanding Common Stock Beneficially Owned in the aggregate by the BVF Entities and all Affiliates and Associates thereof as of such time; “Baupost Entities” shall mean The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman; “Baupost Ownership Percentage” means, at any time, the percentage of the outstanding Common Stock Beneficially Owned in the aggregate by the Baupost Entities and all Affiliates and Associates thereof as of such time; and solely as used in this Section 1(a), “Transfer” shall mean, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Common Stock or any interest in any Common Stock, including by tendering (or announcing an intention to tender) into any tender offer, regardless of whether such Common Stock or interest is purchased pursuant to such tender offer, and for such purpose the term “Transfer” shall include (1) in the case of any BVF Entity, the sale of an Affiliate or Associate of any BVF Entity or the BVF Entity’s interest in an Affiliate or Associate that Beneficially Owns shares of Common Stock and (2) in the case of any Baupost Entity, the sale of an Affiliate or Associate of any Baupost Entity or the Baupost Entity’s interest in an Affiliate or Associate that Beneficially Owns shares of Common Stock.”

2.     Governing Law. This Amendment and the Agreement, as amended hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

3.     Effect of Amendment. Except as expressly modified hereby, the Agreement remains in full force and effect. Upon the execution and delivery hereof, as of the day and year first above written, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement.

4.     Descriptive Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

5.     Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes. Signatures of the parties hereto transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes.

6.     Severability. If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                                                                        FACET BIOTECH CORPORATION

By:      ______________________________
         Name:

Title:

MELLON INVESTOR SERVICES LLC

By:      ______________________________
         Name: Asa Drew

Title:     Vice President & Senior Relationship      Manager